EXHIBIT 10.30

DELTA APPAREL, INC.
2004 NON-EMPLOYEE DIRECTOR STOCK PLAN

1. Purpose. The purpose of the 2004 Non-Employee Director Stock Plan (the “Plan”) is to include equity as a component of the compensation of non-employee members of the Board of Directors (the “Board”) of Delta Apparel, Inc. (the “Company”).

2. Effective Date and Term of Plan. Subject to approval of the shareholders of the Company in accordance with applicable law and securities exchange rules, the Plan shall be effective as of October 1, 2004 and shall remain in effect until the earlier of (a) the date the Plan is terminated by the Committee (as defined below); or (b) December 31, 2009.

3. Eligibility. Any member of the Board who is not an employee of the Company or any of its subsidiaries shall be eligible to receive an award under the Plan.

4. Administration. The Board, or if the Board so elects a committee of the Board (the “Committee”) shall administer the Plan. Subject to the express provisions of this Plan, the Committee shall have the authority to do all things that it may deem necessary or desirable in connection with the administration of the Plan, including without limitation the authority (a) to establish, modify and revoke rules relating to the Plan; (b) to interpret the terms of the Plan, any rules under the Plan and the terms and conditions of any award under the Plan; (c) to approve the form and content of any documentation relating to awards under the Plan or Plan administration; and (d) consistent with the express provisions of the Plan, to approve, establish and amend (subject to the award recipient’s consent except with respect to amendments pursuant to Section 8) the terms governing an award under the Plan. All determinations, interpretations and decisions made by the Committee under or with respect to the Plan and awards under the Plan shall be final, conclusive and binding on the Company, each eligible person, each Plan participant and any beneficiary of an award. No member of the Committee or the Board shall be liable for any action taken in good faith with respect to the Plan.

5. Shares Subject to Plan. Up to 25,000 shares of the common stock of the Company may be issued pursuant to awards under the Plan. In any fiscal year, awards may not be granted providing for the issue of more than 5,000 shares. In the event that any shares subject to an award are forfeited or otherwise fail to be issued prior to the forfeiture, cancellation or expiration of an award, such shares shall again be available for awards under the Plan.

6. Awards. The Committee shall determine which eligible individuals will receive awards under the Plan, the number of shares granted to each award recipient and the other terms and conditions, if any, of each award. No awards under the Plan shall be effective unless and until the Plan has been approved by the shareholders of the Company in accordance with applicable law and securities exchange rules.

7. Dividends; Shareholder Rights. An award of shares under the Plan shall not entitle a recipient to receive any dividends or any equivalent amounts prior to the actual issue of shares to the recipient. An award recipient shall not have any rights as a shareholder prior to the actual issue of shares to the recipient.

8. Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders or any other change affecting the common stock of the Company, the Committee may make such adjustments to any outstanding awards that the Committee, in its sole discretion, may deem appropriate to reflect such change. Unless the Committee determines otherwise, in the event of a stock split, reverse stock split or share dividend having the effect of a stock split, the number of shares of common stock issuable under the Plan and the number of shares of common stock for which awards may be granted in any fiscal year shall increase or decrease, as the case may be, in the same manner and proportion as the outstanding shares of common stock of the Company increase or decrease as a result of such stock split, reverse stock split or dividend.

9. Compliance with Applicable Laws. Notwithstanding any other provision in the Plan, the Company shall have no liability to issue any shares under the Plan unless such issuance would comply with all applicable laws, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and any applicable state securities laws, and all applicable requirements of any securities exchange or similar entity.

10. No Fractional Shares. If any award would result in the issue of fractional shares, cash shall be paid in lieu of the issue of such fractional shares.

11. Transferability. Awards under the Plan may not be sold, assigned, pledged, alienated or otherwise transferred or encumbered except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court of competent jurisdiction.

12. Amendment; Termination. The Committee may amend or terminate the Plan at any time, provided that (a) no such amendment or termination shall affect the terms of any award previously granted under the Plan without the award recipient’s consent and (b) no amendment that changes the class of individuals eligible to receive awards or, except as provided in Section 8, increases the total numbers of shares that

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may be issued under the Plan or under awards granted within the same fiscal year shall be effective unless and until duly approved by the shareholders of the Company in accordance with applicable law and securities exchange rules.

13. Successors and Assigns. The Plan shall be binding on all successors and permitted assigns of an award recipient or eligible individual, including without limitation any such person’s executor, personal representative, estate, trustee, receiver or trustee in bankruptcy or creditor representative.

14. No Right to Continued Service. Neither the Plan nor any award under the Plan shall be construed to grant any individual any right to continued service with the Company in any capacity.

15. Governing Law. The validity, interpretation and effect of the Plan, any instrument or document created in connection with the Plan and any actions taken with respect or relating to the Plan shall be determined in accordance with the laws of the State of Georgia, without the application of choice of law principles, and applicable U.S. federal law.

     Executed on behalf of the Company effective as of October 1, 2004 on this ___day of ___, 2004.

DELTA APPAREL, INC.

By:
Martha M. Watson, Vice President

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